UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 12, 2006
(Date of Report - Date of earliest event reported)

KERR-McGEE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16619	73-1612389
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)

(405) 270-1313
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

The following information is being provided to enhance understanding of Kerr-McGee Corporation’s (Kerr-McGee or the company) expected first quarter 2006 results. Any such information released prior to filing the company’s Quarterly Report on Form 10-Q is considered preliminary and may change due to circumstances that may not be known at the time the preliminary information is released and ongoing review of first quarter financial information.

I.  Oil & Gas Derivative Activities

As previously disclosed, Kerr-McGee elected to discontinue hedge accounting for its crude oil and natural gas derivatives beginning March 1, 2006. Consequently, from that date forward, the company will recognize mark-to-market gains and losses on all its oil and gas derivatives in earnings, rather than deferring such amounts in accumulated other comprehensive income (stockholders equity). In addition, the net mark-to-market hedge loss of $1,158 million deferred in accumulated other comprehensive income as of February 28, 2006 will be reported in future earnings through 2007 as the original hedged oil and gas sales occur. These changes have no impact on the company’s cash flows, although results of operations in periods subsequent to February 28, 2006 will be affected by mark-to-market gains and losses which fluctuate with volatile oil and gas prices.

In the first quarter of 2006, Kerr-McGee expects to recognize the following pretax gains and losses associated with its commodity derivative instruments:

(Millions of dollars)	Q1 2006

Reported in GAAP earnings -
Loss on current-quarter hedging activities	$(274)
Mark-to-market nonhedge derivative gain	130
Gain due to hedge ineffectiveness	30
Reported net derivative loss - GAAP	(114)

Exclude: unrealized items -
Mark-to-market nonhedge derivative gain	130
Gain due to hedge ineffectiveness	30
Total gain to be excluded	160

Include: Nonhedge gain realized in current quarter	59
Realized net derivative loss - Non-GAAP (a)	$(215)

(a) This amount equals actual realizations (settlements) for all first-quarter 2006 commodity derivatives, whether hedge or nonhedge, to be included in Adjusted After-Tax Income. Management believes this measure provides valuable insight into the results of the company’s current period derivative activities, without the timing differences between periods that result from nonhedge accounting, and provides better comparability with companies that apply hedge accounting for all derivatives. Management uses this measure in evaluating its core operating results.

II.  Stock-based Compensation - Adoption of FASB Statement No. 123R

Effective January 1, 2006, Kerr-McGee adopted Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment.” Following provisions of this Standard, the company estimates its 2006 stock-based compensation expense associated with continuing operations to range between $77 million and $83 million pretax. Of this amount, approximately $40 million to $43 million is expected to be recognized in the first quarter of 2006, with approximately 60% recorded as general and administrative expense, 30% as lease operating expense and 10% as exploration expense. In each of the subsequent 2006 quarters, Kerr-McGee expects to recognize $11 million to $14 million of stock-based compensation expense, of which approximately 53% will be reflected in general and administrative expense, 35% in lease operating expense and 12% in exploration expense. Including the impact of adopting this new Standard and revised expense estimates associated with our benefit plans, we expect the first-quarter general and administrative expense to be approximately $84 million to $86 million and lease operating expense per BOE to be approximately $5.50. The first-quarter stock-based compensation expense reflects immediate recognition of compensation cost associated with grants to employees whose retention of the award is not contingent on providing subsequent service. For other employees, stock-based compensation cost is recognized over the service period necessary to earn the award, generally three years.

III.   Early Retirement of Debt

In February 2006, Kerr-McGee redeemed its 7% debentures due 2011 at face value of $250 million. The debentures were originally issued at a deep discount and, prior to redemption, had an effective interest rate of 14.25% and unamortized discount of $69 million. In connection with the early redemption, the unamortized discount was written off, resulting in an after-tax charge of approximately $45 million. Additionally, an after-tax charge of approximately $8 million was recorded in January 2006 to write off unamortized debt issue costs associated with the refinancing of Kerr-McGee’s $1.25 billion revolving credit facility. The impact of these charges will be included in Kerr-McGee’s first-quarter income from continuing operations and reflected in Adjusted After-Tax Income.

IV.   Forward-Looking Statements

Statements in this filing regarding the company's or management's intentions, beliefs or expectations, or that otherwise speak to future events, are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words "expects," "estimates," or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, changes in laws and regulations, the ability to respond to challenges in international markets, political or economic conditions in areas where Kerr-McGee operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors section of the company's Annual Report on Form 10-K and other U.S. Securities and Exchange Commission filings. Actual results and developments may differ materially from those expressed or implied in this news release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KERR-MCGEE CORPORATION

	By:	(John M. Rauh)
John M. Rauh
Vice President and Controller

Dated: April 12, 2006